EideBailly

CPAs & BUSINESS ADVISORS

June 14, 2011

Mr. Tad M. Ballantyne
Chairman of the Audit Committee
Life Partners Holdings, Inc.
204 Woodhew Drive
Waco, Texas 76712

Dear Mr. Ballantyne:

Based upon the disclosures made by Ernst & Young, LLP in their communication to you dated June 6, 2011, and as filed as Exhibit 7.1 in the Form 8-K filed by Life Partners Holdings, Inc. (the Company) on June 9, 2011, we believe that there is a possibility that the Company's consolidated financial statements as of and for the year ended February 28, 2009, may have material misstatements related to improper revenue recognition.

Accordingly, until an analysis has been completed and a determination made with respect to the Company's revenue recognition policy, our reports dated May 29, 2009, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting as of and for the year ending February 28, 2009, may no longer be relied upon.

Sincerely,

Eide Bailly LLP

Eide Bailly LLP

cc: David M. Martin, Principal Financial Officer